UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________________________________________
FORM 8-K
_______________________________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 27, 2015
 _______________________________________________
EZCORP, Inc.
(Exact name of registrant as specified in its charter)
 _______________________________________________________

Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
_______________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 — RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On July 17, 2015, EZCORP, Inc. ("we" or the "Company") disclosed that:

•
We will restate our previously issued financial statements for fiscal 2014 (including the interim periods within that year) and the first quarter of fiscal 2015 to correct the way we accounted for Grupo Finmart structured asset sales; and

•	We are continuing our quantification and evaluation of other accounting issues in our Grupo Finmart loan portfolio, and have not yet determined whether additional reporting periods have been affected.
See the Company’s Current Report on Form 8-K dated July 17, 2015. Because of these issues, we have delayed the filing of our Quarterly Report on Form 10-Q for the second quarter of fiscal 2015 (ended March 31, 2015) and will likewise delay the filing of our Quarterly Report on Form 10-Q for the third quarter of fiscal 2015 (ended June 30, 2015), which is due to be filed on or before August 10, 2015.
In the interim, we are releasing selected unaudited financial data and information relating to the third quarter of fiscal 2015. BDO USA, LLP ("BDO") (our current independent registered public accounting firm) has not completed its review of our fiscal 2015 second quarter or third quarter and year-to-date performance, amounts or financial statements as required by the Securities and Exchange Commission ("SEC") rules and the Public Company Accounting Oversight Board. Consequently, the amounts and results set forth and described below could change based on that review.
This information contains forward-looking statements that are based on our current expectations. Actual results could differ materially from those expressed or implied by the forward-looking statements due to a number of risks, uncertainties and other factors, including those identified under "Grupo Finmart Review — Specific Risk Factors," "Legal and Regulatory Proceedings" and "Regulatory Developments" in “Item 7.01 — Regulation FD Disclosure" of our Current Report on Form 8-K dated May 14, 2015 and in "Part I, Item 1A — Risk Factors" of our Annual Report on Form 10-K for the year ended September 30, 2014. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also materially adversely affect our business, financial condition or results of operations.
Overview of Operations
EZCORP is a Delaware corporation headquartered in Austin, Texas. As of June 30, 2015, we operated a total of 1,350 locations, consisting of:

•	519 U.S. pawn stores (operating primarily as EZPAWN or Value Pawn & Jewelry);

•	480 U.S. financial services stores (operating primarily as EZMONEY);

•	241 Mexico pawn stores (operating as Empeño Fácil);

•	51 Grupo Finmart financial services branches in Mexico (operating as Crediamigo or Adex);

•	25 Canada financial services stores (operating as CASHMAX);

•	20 Mexico buy/sell stores (operating as TUYO or Cash Converters); and

•	14 Canada buy/sell and financial services stores (operating as Cash Converters).
See "Item 2.05 — Costs Associated with Exit or Disposal Activities" below for a description of our recently announced strategic plan.
We own a 76% interest in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. ("Grupo Finmart" doing business under the names "Crediamigo" and "Adex"), a payroll withholding lender headquartered in Mexico City. We own approximately 32% of Cash Converters International Limited, based in Australia, which franchises and operates a worldwide network of over 750 locations that provide financial services and buy and sell second-hand goods, as well as an 80% interest in the Cash Converters master franchise rights in Latin America.

Our business consists of three reportable segments:

•	U.S. & Canada — All business activities in the United States and Canada

•	Latin America — All business activities in Mexico and other parts of Latin America

•	Other International — Our equity interest in the net income of Cash Converters International
Selected Results of Operations — Third Quarter and First Nine Months of Fiscal 2015
Because of the pending restatement and ongoing review of the Grupo Finmart loan portfolio described above, which creates uncertainty with regard to Grupo Finmart's financial results, we are unable at this time to present Company results of operations and other financial information on a consolidated basis. In order to provide investors with as much timely information as possible, we are providing full segment-level information for the U.S. & Canada and Other International segments, as well as partial Latin America segment information specific to Empeño Fácil and TUYO, our Mexico pawn and buy-sell operations, and other items for the three-month periods ended June 30, 2015 and 2014 (the "current quarter" and "prior-year quarter," respectively) and the nine-month periods ended June 30, 2015 and 2014 (the "current nine-month period" and "prior-year nine-month period," respectively).
Non-GAAP Financial Information
In addition to the financial information prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), we provide certain other non-GAAP financial information on a constant currency basis ("constant currency"). We use constant currency results to evaluate results of the Latin America segment operations, which are denominated in Mexican pesos. We believe that presentation of constant currency results is meaningful and useful in understanding the activities and business metrics of our Latin America operations and reflect an additional way of viewing aspects of our business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting our business. We provide non-GAAP financial information for informational purposes and to enhance understanding of our GAAP financial information. Readers should consider the information in addition to, but not instead of or superior to, our financial information prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.

U.S. & Canada Segment Information
Three Months Ended June 30, 2015 vs. Three Months Ended June 30, 2014
The following table presents selected unaudited summary financial data from continuing operations for the U.S. & Canada segment:

	Three Months Ended June 30,		Percentage Change
	2015	2014

	(in thousands)
Revenues:
Merchandise sales	$77,690	$74,674	4%
Jewelry scrapping sales	9,702	18,909	(49)%
Pawn service charges	49,609	51,894	(4)%
Consumer loan fees and interest	33,815	37,620	(10)%
Other revenues	358	450	(20)%
Total revenues	171,174	183,547	(7)%
Merchandise cost of goods sold	50,327	45,927	10%
Jewelry scrapping cost of goods sold	7,714	13,894	(44)%
Consumer loan bad debt	10,821	10,408	4%
Net revenues	102,312	113,318	(10)%
Segment expenses (income):
Operations	83,902	81,676	3%
Depreciation	4,541	4,294	6%
Amortization	56	84	(33)%
(Gain) loss on sale or disposal of assets	(29)	129	*
Interest expense	3	1	*
Interest income	(11)	—	*
Other expense (income)	2	(7)	*
Segment contribution	$13,848	$27,141	(49)%
Other data:
Gross margin on merchandise sales	35%	38%
Gross margin on jewelry scrapping sales	20%	27%
Gross margin on total sales	34%	36%
Net earning assets — continuing operations	$262,593	$297,286	(12)%
Average pawn loan balance per pawn store at period end	$247	$285	(13)%
Average monthly yield on pawn loan portfolio**	14%	14%
Pawn loan redemption rate	85%	85%
Consumer loan bad debt as a percentage of consumer loan fees	32%	28%

*Represents an increase or decrease in excess of 100% or not meaningful.
** Average monthly yield on pawn loan portfolio is calculated as pawn service charge revenues for the period divided by the average pawn loan balance during the period.
At the end of the current quarter, we had 1,038 stores in the U.S. and Canada segment.
Total merchandise sales increased $3.0 million, or 4%, from the prior-year quarter to $77.7 million. Same-store merchandise sales increased $0.5 million, or 1%, from the prior-year quarter, and new and acquired stores, net of closed stores, contributed sales of $2.5 million. Gross margin on merchandise sales was 35% during the current quarter, down from 38% in the prior-year quarter, primarily as a result of our efforts to reduce our aged inventory profile. General merchandise inventory held for a year or more constituted 5% of our total general merchandise inventory at the end of the quarter down from 7% at the end of the prior-year quarter. Jewelry inventory held for a year or more constituted 16% of our total jewelry inventory at the end of the current quarter down from 29% at the end of the prior-year quarter. We expect continued downward pressure on retail gross margins through the remainder of this fiscal year as we continue to focus on reducing our aged inventory balances. Margins should improve over time as we sell through the aged inventory.
Gross profit on jewelry scrapping sales decreased $3.0 million, or 60%, from the prior-year quarter to $2.0 million. Gross profit on jewelry scrapping represented 2% of total net revenues, down from 4% in the prior-year quarter. Jewelry scrapping revenues decreased $9.2 million, or 49%, due to a 7% decrease in proceeds realized per gram of gold jewelry scrapped coupled with a 46% decrease in gold volume. The decrease in volume was primarily due to our continued strategy to retail rather than scrap jewelry in addition to an overall decline due to the market price of gold. Same-store jewelry scrapping sales decreased $9.5 million, or 50%, and new and acquired stores, net of closed stores contributed $0.3 million. Jewelry scrapping sales include $1.4 million and $2.5 million of loose diamonds removed from scrap jewelry and sold in the current quarter and prior-year quarter, respectively. Scrap cost of goods sold decreased $6.2 million from the prior-year quarter, primarily due to a decrease in volume.
Pawn service charge revenues decreased $2.3 million, or 4%, from the prior-year quarter to $49.6 million primarily due to a 6% decrease in the average monthly pawn loan balance outstanding during the current quarter. This decrease was partially offset by a slight increase in the average monthly loan portfolio yield to 13.9% in the current quarter from 13.7% in the prior-year quarter. Same-store pawn service charge revenues decreased $3.2 million, or 6%, from the prior-year quarter, and new and acquired stores, net of closed stores, contributed pawn service charge revenues of $0.9 million.
Consumer loan fees and interest decreased $3.8 million, or 10%, from the prior-year quarter to $33.8 million. The overall decrease in consumer loan fees and interest was primarily due to a decrease in consumer loan balances in Texas ordinance cities. Of our U.S. Financial Services stores, 57% are located in Texas, and 37% of the Texas stores are located in ordinance cities. Total consumer loan bad debt as a percentage of consumer loan fees increased from the prior-year quarter to 32%.
Total segment expenses increased $2.3 million to $88.5 million (52% of revenues) during the current quarter from $86.2 million (47% of revenues) in the prior-year quarter. This increase was primarily due to a $2.2 million increase in operations expense from the prior-year quarter primarily attributable to an increase in rent and professional fees.
In the current quarter, the U.S. & Canada segment delivered a contribution of $13.8 million, a $13.3 million decrease compared to the prior-year quarter. This decrease was primarily due to an $11.0 million reduction in net revenues driven by a $1.4 million, $3.0 million and $4.2 million decrease in merchandise sales gross profit, jewelry scrapping sales gross profit and consumer loan fees and interest net revenue, respectively, in addition to a $2.3 million increase in segment expenses.

Nine Months Ended June 30, 2015 vs. Nine Months Ended June 30, 2014
The following table presents selected unaudited summary financial data from continuing operations for the U.S. & Canada segment:

	Nine Months Ended June 30,		Percentage Change
	2015	2014

	(in thousands)
Revenues:
Merchandise sales	$260,718	$253,501	3%
Jewelry scrapping sales	44,311	69,531	(36)%
Pawn service charges	158,961	161,117	(1)%
Consumer loan fees and interest	113,181	124,981	(9)%
Other revenues	1,543	1,770	(13)%
Total revenues	578,714	610,900	(5)%
Merchandise cost of goods sold	171,260	153,864	11%
Jewelry scrapping cost of goods sold	34,662	51,257	(32)%
Consumer loan bad debt	33,114	32,372	2%
Net revenues	339,678	373,407	(9)%
Segment expenses (income):
Operations	251,305	251,634	—%
Depreciation	13,479	12,813	5%
Amortization	185	287	(36)%
Loss (gain) on sale or disposal of assets	230	(6,726)	*
Interest expense	16	8	100%
Interest income	(45)	(18)	*
Other expense (income)	12	(7)	*
Segment contribution	$74,496	$115,416	(35)%
Other data:
Gross margin on merchandise sales	34%	39%
Gross margin on jewelry scrapping sales	22%	26%
Gross margin on total sales	32%	37%
Average pawn loan balance per pawn store at period end	$247	$285	(13)%
Average monthly yield on pawn loan portfolio**	14%	14%
Pawn loan redemption rate	85%	84%
Consumer loan bad debt as a percentage of consumer loan fees	29%	26%

* Represents an increase or decrease in excess of 100% or not meaningful.
** Average monthly yield on pawn loan portfolio is calculated as pawn service charge revenues for the period divided by the average pawn loan balance during the period.
Total merchandise sales increased $7.2 million, or 3%, from the prior-year nine-month period to $260.7 million. Same-store merchandise sales increased $2.3 million, or 1%, and new and acquired stores net of closed stores contributed $4.9 million. Gross margin on merchandise sales was 34% during the current nine-month period, down from 39% in the prior-year nine-month period, primarily as a result of our efforts to reduce our aged inventory profile.
Gross profit on jewelry scrapping sales decreased $8.6 million, or 47%, from the prior-year nine-month period to $9.6 million. Gross profit on jewelry scrapping represented 3% of total net revenues, down from 5% in the prior-year nine-month period. Jewelry scrapping revenues decreased $25.2 million, or 36%, due to a 7% decrease in proceeds realized per gram of gold jewelry scrapped, coupled with a 32% decrease in gold volume. The decrease in volume was primarily due to our continued strategy to retail rather than scrap jewelry in addition to an overall decline due to the market price of gold. Same-store jewelry scrapping sales decreased $25.4 million, or 37%, and new and acquired stores, net of closed stores contributed $0.2 million.

Jewelry scrapping sales include $6.3 million and $9.7 million of loose diamonds removed from scrap jewelry and sold in the current nine-month period and prior-year nine-month period, respectively. Scrap cost of goods sold decreased $16.6 million from the prior-year nine-month period, primarily due to a decrease in volume.
Pawn service charge revenues decreased $2.2 million, or 1%, from the prior-year nine-month period to $159.0 million due to a 3% decrease in the average monthly pawn loan balance outstanding during the current nine-month period and a slight decrease in the average monthly portfolio yield, which decreased from 13.6% during the nine-month period to 13.8% in the current nine- month period. Same-store pawn service charge revenues decreased $3.1 million, or 2%, from the prior-year nine-month period, and new and acquired stores, net of closed stores contributed pawn service charge revenues of $0.9 million.
Consumer loan fees and interest decreased $11.8 million, or 9%, from the prior-year nine-month period to $113.2 million. The overall decrease in consumer loan fees and interest was primarily due to a decrease in consumer loan balances in Texas ordinance cities, mainly Houston. Total consumer loan bad debt as a percentage of consumer loan fees increased slightly from the prior-year nine-month period to 29%.
Total segment expenses increased $7.2 million to $265.2 million (46% of revenues) during the current nine-month period from $258.0 million (42% of revenues) in the prior-year nine-month period. This increase was primarily due to a $7.0 million decrease in gain on sale or disposal of assets due to the prior-year nine-month period including a $6.8 million gain realized on a sale of seven U.S. pawn stores (three in Louisiana, two in Mississippi, one in Alabama and one in Florida), partially offset by a $0.3 million decrease in operations expense primarily due to a decrease in labor and benefits related to decreased headcount.
In the current nine-month period, the U.S. & Canada segment delivered a contribution of $74.5 million, a $40.9 million decrease compared to the prior-year nine-month period. The decrease was primarily due to a $33.7 million decrease in net revenues driven by a $10.2 million, $8.6 million and $12.5 million decrease in merchandise sales gross profit, jewelry scrapping sales gross profit and consumer loan fees and interest net revenue, respectively, in addition to the $7.2 million increase in segment expenses described above.
Partial Latin America Segment Information
We are currently unable to present full segment information for the Latin America segment due to the pending restatement and ongoing review of the Grupo Finmart loan portfolio described above. The following discussion and tables pertain only to Empeño Fácil, our Mexico pawn operation, and TUYO, our Mexico buy-sell business, and is not intended to be, or approximate, full segment information for our Latin America segment.

The following discussion and tables present constant currency results. Constant currency results reported herein are calculated by translating balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current period, in order to exclude the effects of foreign currency rate fluctuations.

Three Months Ended June 30, 2015 vs. Three Months Ended June 30, 2014
The following table presents selected partial Latin America segment unaudited summary financial data from continuing operations:

	Three Months Ended June 30,
	2015	Constant Currency* 2015	2014	Variance GAAP	Variance Constant Currency
	(Unaudited)
	(in USD in thousands)
Revenues:
Merchandise sales	15,447	18,180	14,496	7%	25%
Jewelry scrapping sales	886	1,043	1,364	(35)%	(24)%
Pawn service charges	7,990	9,403	8,023	—%	17%
Consumer loan fees and interest	52	61	—	N/A	N/A
Other revenues	203	239	265	(23)%	(10)%
Total revenues	24,578	28,926	24,148	2%	20%
Merchandise cost of goods sold	10,934	12,868	9,824	11%	31%
Jewelry scrapping cost of goods sold	866	1,019	1,237	(30)%	(18)%
Consumer loan bad debt	7	9	—	N/A	N/A
Net revenues	12,771	15,030	13,087	(2)%	15%

Core pawn revenue	23,437	27,583	22,519	4%	22%
Gross profit from merchandise sales	4,513	5,312	4,672	(3)%	14%
Gross profit from jewelry scrapping sales	20	24	127	(84)%	(81)%
Average pawn loan balance	16,170	19,529	16,509	(2)%	18%
Inventory held for one year or more	1,430	1,727	5,791	(75)%	(70)%
Inventory, net	19,223	23,215	23,424	(18)%	(1)%

*	For income statement items, the average closing daily exchange rate for the appropriate period was used. For balance sheet items, the end of the period rate for the appropriate period end was used.
The average exchange rate used to translate current quarter results from Mexican pesos to U.S. dollars was 15.3 to 1, an 18% change from the prior-year quarter rate of 13.0 to 1. For balance sheet items, the end of period rate at June 30, 2014 of 13.0 to 1 was used, compared to the end of period rate at June 30, 2015 of 15.7 to 1. At the end of the current quarter, we had 312 stores in the Latin America segment operating under various brands including Empeño Fácil, Crediamigo, Adex and TUYO.
Our Mexico pawn operations continued to perform particularly well, with core pawn revenue increasing 22% from the prior-year quarter to $27.6 million. Merchandise sales increased $3.7 million, or 25%, from the prior-year quarter to $18.2 million. Merchandise sales gross margin was 29% during the current quarter, down from 32% during the prior-year quarter, primarily as a result of our efforts to reduce our aged inventory profile. General merchandise inventory held for a year or more decreased by 70% compared to the prior-year quarter and as of the end of the quarter represented 7% of total inventory compared to 25% in the prior-year quarter. We expect continued downward pressure on retail gross margins through the remainder of this fiscal year as we continue to focus on reducing our aged inventory balances. Margins should improve over time as we sell through the aged inventory.
Pawn service charge revenues increased $1.4 million, or 17%, from the prior-year quarter. The average pawn loan balance during the period increased by 18% to $19.5 million and the average pawn loan portfolio yield from the prior-year quarter remained flat.

Nine Months Ended June 30, 2015 vs. Nine Months Ended June 30, 2014
The following table presents selected partial Latin America segment unaudited summary financial data from continuing operations:

	Nine Months Ended June 30,
	2015	Constant Currency* 2015	2014	Variance GAAP	Variance Constant Currency
	(Unaudited)
	(in USD in thousands)
Revenues:
Merchandise sales	49,910	56,006	44,710	12%	25%
Jewelry scrapping sales	3,210	3,602	4,638	(31)%	(22)%
Pawn service charges	23,035	25,849	22,095	4%	17%
Consumer loan fees and interest	111	125	—	N/A	N/A
Other revenues	619	694	619	—%	12%
Total revenues	76,885	86,276	72,062	7%	20%
Merchandise cost of goods sold	34,796	39,045	29,332	19%	33%
Jewelry scrapping cost of goods sold	2,947	3,307	4,005	(26)%	(17)%
Consumer loan bad debt	20	23	—	N/A	N/A
Net revenues	39,122	43,901	38,725	1%	13%

Core pawn revenue	72,945	81,855	66,805	9%	23%
Gross profit from merchandise sales	15,114	16,961	15,378	(2)%	10%
Gross profit from jewelry scrapping sales	263	295	633	(58)%	(53)%
Average pawn loan balance	14,640	17,681	14,978	(2)%	18%

*	For income statement items, the average closing daily exchange rate for the appropriate period was used. For balance sheet items, the end of the period rate for the appropriate period end was used.
The average exchange rate used to translate current nine-month period results from Mexican pesos to U.S. dollars was 14.7 to 1, a 12% change from the prior-year nine-month period’s rate of 13.1 to 1.
Core pawn revenue increased 23% from the prior-year nine-month period to $81.9 million, while merchandise sales increased $11.3 million, or 25%, to $56.0 million. Merchandise sales gross margin was 30% during the current nine-month period, down from 34% during the prior-year nine-month period, primarily as a result of our efforts to reshape our inventory profile. General merchandise inventory held for a year or more decreased 70%.
Pawn service charge revenues increased $3.8 million, or 17%, from the prior-year nine-month period to $25.8 million. The increase was primarily due to an increase in the average pawn loan balance outstanding from the prior-year nine-month period of 18% to $17.7 million.
Other International Segment Information
Three Months Ended June 30, 2015 vs. Three Months Ended June 30, 2014
Segment contribution from the Other International segment decreased $0.3 million from the prior-year quarter to $1.8 million in the current quarter due to a decrease in equity in net income of unconsolidated affiliate from Cash Converters International.
On June 18, 2015, Cash Converters International reached an agreement to pay $17.7 million to settle a class-action lawsuit brought by its customers alleging that Cash Converters International charged excessive interest on short-term loans. Due to the three-month lag in reporting, the financial impact to EZCORP (charge of $3.7 million) will be reflected in our financial statements for the fourth quarter of fiscal 2015.
As of June 30, 2015, the fair value of our investment in Cash Converters International (based on the market price of Cash Converters International stock and the current exchange rate as of that date) was below our recorded value by approximately

$9.0 million. We considered the guidance in ASC 320 in determining whether our investment was considered impaired as of June 30, 2015 (Step 1). We further considered the guidance in ASC 320-10-S99-1 in evaluating whether the impairment is other-than-temporary (Step 2). We primarily note that the length of the time and the extent to which the market value has been less than cost are both minimal. We currently believe that the fair value decline is temporary and is primarily due to Cash Converters International’s most recently reported decline in operational performance due to the transition period related to the new United Kingdom Financial Services legislation in addition to the one-time charge incurred in connection with the termination of an agency agreement in December 2014 and the one-time charge pertaining to the settlement of the class-action lawsuit described above. We will continue to monitor our investment in Cash Converters International for impairment in future reporting periods.
Nine Months Ended June 30, 2015 vs. Nine Months Ended June 30, 2014
The following table presents selected unaudited summary financial data from continuing operations for the Other International segment:

	Nine Months Ended June 30,		Percentage Change
	2015	2014

	(in thousands)
Segment expenses (income):
Equity in net income of unconsolidated affiliates	$(338)	$(3,880)	(91)%
Impairment of investments	—	7,940	(100)%
Other expense	—	346	(100)%
Segment contribution (loss)	$338	$(4,406)	*

* Represents an increase or decrease in excess of 100% or not meaningful.
Segment contribution from the Other International segment increased $4.7 million from the prior-year nine-month period to $0.3 million in the current nine-month period primarily due to:

•
A $3.5 million decrease in equity in net income of unconsolidated affiliates primarily due to a $4.7 million decrease in Cash Converters International’s net income primarily attributable to a $5.9 million charge that Cash Converters International incurred in December 2014 in connection with the termination of agency agreements with certain development agents, offset by a $1.2 million increase in equity in net income of unconsolidated affiliates due to no reported earnings from Albemarle & Bond in the current nine-month period as compared to a reported loss in the prior-year nine-month period; and

•
A decrease in impairment of investments due to the prior-year nine-month period other-than-temporary impairment of $7.9 million ($5.4 million, net of taxes) in Albemarle & Bond, which brought our carrying value of this investment to zero.

On June 18, 2015, Cash Converters International reached an agreement to pay $17.7 million to settle a class-action lawsuit brought by its customers alleging that Cash Converters International charged excessive interest on short-term loans. Due to the three-month lag in reporting, the financial impact to EZCORP (charge of $3.7 million) will be reflected in our financial statements for the fourth quarter of fiscal 2015.
Other Items
Three Months Ended June 30, 2015 vs. Three Months Ended June 30, 2014
Total corporate expenses decreased $0.1 million, or 1%, from the prior-year quarter to $18.5 million, primarily due to:

•	A $1.9 million decrease in administrative expense primarily due to a $3.4 million decrease in wages and benefits, partially offset by a $1.4 million increase in professional fees;

•	A $0.4 million increase in other income primarily due to an increase in foreign currency transaction gains;

•
Partially offset by a $1.9 million increase in interest expense due to the $2.1 million of debt discount amortization in the current quarter pertaining to our 2.125% Cash Convertible Notes issued in June 2014.

Nine Months Ended June 30, 2015 vs. Nine Months Ended June 30, 2014
Total corporate expenses decreased $7.7 million, or 12%, from the prior-year nine-month period to $55.2 million, primarily due to:

•
A $16.6 million decrease in administrative expenses primarily due to an $8.0 million retirement benefit expense for our former Executive Chairman, discretionary bonuses, and one-time charges relating to reorganization and outsourcing of our internal audit department that were incurred in the prior-year nine-month period. In addition to a $7.7 million decrease in stock-based compensation attributable to grants forfeited in addition to no new grants issued during fiscal 2015 and an overall decrease in wages and benefits in the current nine-month period;

•
Partially offset by an $8.3 million increase in interest expense due to $6.1 million of debt discount amortization in the current nine-month period pertaining to our 2.125% Cash Convertible Notes issued in June 2014, a $1.2 million increase due to charges associated with interest payments made to the Internal Revenue Service pertaining to the audit of our fiscal 2010 return and an overall increase in interest expense due to higher average corporate debt outstanding in the current nine-month period; and

•	A $0.8 million increase in restructuring expense due to ongoing charges pertaining to the restructuring initiated in the fourth quarter of fiscal 2014.
Discontinued Operations
During the fourth quarter of fiscal 2014 we implemented a plan to exit our online lending businesses in the United States and the United Kingdom. As a result of this plan, our online lending operations in the United States (EZOnline) and in the United Kingdom (Cash Genie) have been included as discontinued operations.
During the third quarter of fiscal 2013, we implemented a plan to close 107 legacy stores (57 in Mexico, 29 in Canada and 21 in the U.S.). These stores were generally older, smaller stores that did not fit our future growth profile.
As of June 30, 2015 and 2014, accrued lease termination costs, severance costs and other costs related to discontinued operations were $10.1 million and $0.9 million, respectively.
During the three and nine-month periods ended June 30, 2015, cash payments of $0.1 million and $1.4 million, respectively, were made with respect to the recorded lease termination costs, severance costs and other costs related to discontinued operations. Additionally, during the nine-month period ended June 30, 2015, we recorded additional charges of $3.3 million related to Cash Genie regulatory compliance and $0.7 million related to severance costs. During the nine-month period ended June 30, 2015, the balance of accrued lease termination costs, severance costs and other costs related to discontinued operations was adjusted by $1.3 million due to foreign currency effects and other individually immaterial adjustments. There were no such adjustments during the three-month period ended June 30, 2015.
During the three and nine-month periods ended June 30, 2014, cash payments of $0.5 million and $3.4 million, respectively, were made with respect to the recorded lease termination costs and other costs related to discontinued operations. During the three and nine-month periods ended June 30, 2014, the balance of accrued lease termination costs and other costs related to discontinued operations was adjusted by $0.8 million and $2.8 million, respectively, primarily due to negotiated lease termination amounts lower than the initial lease buyout estimates recorded during fiscal 2013.
Discontinued operations for the three-month periods ended June 30, 2015 and 2014 include $0.1 million and $0.1 million of total revenues, respectively. Discontinued operations for the nine-month periods ended June 30, 2015 and 2014 include $1.7 million and $2.9 million of total revenues, respectively.

The table below summarizes the loss from discontinued operations by operating segment:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014

	(in thousands)
U.S. & Canada:
Net revenues	$5	$1,733	$1,143	$6,407
Expenses	146	3,483	381	11,652
Operating (loss) income from discontinued operations before taxes	(141)	(1,750)	762	(5,245)
Total termination benefits related to the reorganization	(94)	(793)	(1,547)	(1,744)
(Loss) income from discontinued operations before taxes	(47)	(957)	2,309	(3,501)
Income tax benefit (provision)	59	(166)	429	(131)
Income (loss) from discontinued operations, net of tax	$12	$(1,123)	$2,738	$(3,632)

Latin America:
Net revenues	$—	$(438)	$—	$(1,247)
Expenses	—	9	—	406
Operating loss from discontinued operations before taxes	—	(447)	—	(1,653)
Total termination benefits related to the reorganization	—	—	—	(2,126)
(Loss) income from discontinued operations before taxes	—	(447)	—	473
Income tax benefit (provision)	—	134	—	(142)
(Loss) income from discontinued operations, net of tax	$—	$(313)	$—	$331

Other International:
Net revenues	$115	$1,577	$561	$7,409
Expenses	549	2,702	2,341	11,005
Operating loss from discontinued operations before taxes	(434)	(1,125)	(1,780)	(3,596)
Total termination (benefits) costs related to the reorganization	(152)	—	2,950	—
Loss from discontinued operations before taxes	(282)	(1,125)	(4,730)	(3,596)
Income tax benefit	—	—	—	77
Loss from discontinued operations, net of tax	$(282)	$(1,125)	$(4,730)	$(3,519)

Consolidated:
Net revenues	$120	$2,872	$1,704	$12,569
Expenses	695	6,194	2,722	23,063
Operating loss from discontinued operations before taxes	(575)	(3,322)	(1,018)	(10,494)
Total termination (benefits) costs related to the reorganization	(246)	(793)	1,403	(3,870)
Loss from discontinued operations before taxes	(329)	(2,529)	(2,421)	(6,624)
Income tax benefit (provision)	59	(32)	429	(196)
Loss from discontinued operations, net of tax	$(270)	$(2,561)	$(1,992)	$(6,820)

Restructuring
During the fourth quarter of fiscal 2014, we conducted a company-wide operational review to realign our organization to streamline operations and create synergies and efficiencies. The operational review resulted in the reduction of non-customer-facing overhead. Changes in the balance of restructuring costs during the three and nine-month periods ended June 30, 2015 resulting from this initiative are summarized as follows:

	Three Months Ended June 30, 2015	Nine Months Ended June 30, 2015

	(in thousands)
Beginning balance	$3,885	$6,121
Charged to expense	37	763
Cash payments	(706)	(3,668)
Balance as of June 30, 2015	$3,216	$3,216
The accrual for restructuring costs as of June 30, 2015 represents the amounts to be paid related to severance for employees that have been terminated or identified for termination as a result of the initiatives described above. We estimate we will make a portion of the remaining payments during fiscal 2015, at which time this initiative will be substantially complete.
Liquidity and Capital Resources
Contractual Obligations
In Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K, we reported that we had $688.9 million in total contractual obligations as of September 30, 2014. There have been no material changes to this total obligation during the current nine-month period, other than (a) the Additional Interest due on the Cash Convertible Notes, as described in further detail below, (b) changes in our real estate obligations described below and (c) ordinary fulfillment of obligations.
Our failure to timely file our Quarterly Report on Form 10-Q for the second quarter of fiscal 2015 constitutes a violation of a non-financial covenant related to our Cash Convertible Notes (described below). As a result of that violation, we were required to pay additional interest ("Additional Interest") at the rate of 0.50% per annum on the outstanding principal amount of the Cash Convertible Notes for each day from May 26, 2015 to July 2, 2015 (the one-year anniversary of the Original Issuance Date). On July 29, 2015, we received notice of default from the indenture trustee. That notice triggers a 60-day period during which we have the right to cure the failure to file, and at the end of that 60-day period, we have the right to elect, as the sole remedy for the default, to pay Additional Interest for up to 180 days after the event of default. See Item 7.01 — Regulation FD Disclosure — Grupo Finmart Review — Specific Risk Factors" in our Current Report on Form 8-K dated May 14, 2015. We currently believe that we will be able to file our delinquent reports before the Cash Convertible Notes are subject to acceleration.
In December 2014, we entered into a non-cancelable 13-year operating lease for our corporate offices, with rent payments beginning February 2016 and ending March 2029. Annual rent escalates from $3.0 million at lease inception to $4.6 million in the terminal year of the lease. The lease includes two five year extension options at the end of the initial lease term. The estimated minimum future rental payments under the lease are approximately $57.1 million.
During the second quarter of fiscal 2015, we entered into non-cancelable subleases for our Miami and Mexico City regional offices for estimated minimum future sublease payments of approximately $8.7 million. Sublease payments are expected to partially offset our operating lease obligations over the nine-year period beginning March 2015 and ending September 2024 (in the case of the Miami lease) and the three-year period beginning March 2015 and ending June 2018 (in the case of the Mexico City lease). Annual total sublease payments escalate from $0.6 million at sublease inception to $1.0 million in the terminal year of the last sublease.
We are obligated under letters of credit issued to unaffiliated lenders as part of our credit service operations. As of June 30, 2015, our maximum exposure for losses on letters of credit, if all brokered loans defaulted and none were collected, was $20.5 million. Of that total, $5.6 million was secured by titles to customers’ automobiles. These amounts include principal, interest and insufficient funds fees.
Of our 480 U.S. financial services stores, 198 adjoin a pawn store and are covered by the same lease agreement. The lease agreements at approximately 97% of the remaining 282 free-standing U.S. financial services stores contain provisions that limit our exposure for additional rent to only a few months if laws were enacted that had a significant negative effect on our operations at these stores. The space currently utilized by stores adjoining pawn stores could be re-incorporated into the pawn operations.
Sources of Cash
In February 2015, we completed the acquisition of 12 pawn stores in Central Texas doing business under the "Cash Pawn" brand. The aggregate purchase price for the acquisition was $16.5 million, comprised of $5.0 million cash and 1,168,456 shares of our Class A Non-voting Common Stock (the "Shares"), valued at $10.06 per share (the average closing sales price of the stock on The Nasdaq Stock Market for the five trading days immediately preceding the closing), less a $0.2 million Holding Period Adjustment. The Shares were issued in an unregistered private placement transaction pursuant to Section 4(a)(2) of the Securities Act of 1933 to a small number of related individuals and entities (the "Sellers") who were either "accredited investors" or "sophisticated investors."
On the first anniversary of the closing date, the Sellers have the right to require us to repurchase the Shares for an aggregate price of $11.8 million (the "Put Option"). The Sellers may terminate the Put Option, in whole or in part, at any time. The Sellers are required to hold the Shares for a period of six months following the termination of the Put Option (the "Holding Period"). If the trading price of the Class A Non-voting Common Stock at the end of the Holding Period is less than $10.06 per share, then we will make an additional cash payment to the Sellers equal to the aggregate deficit, but such payment will not exceed $1.0 million. If the trading price of the Class A Non-voting Common Stock at the end of the Holding Period is more than $10.06 per share, then we will receive from the Sellers (either in cash or by returning a portion of the Shares) an amount equal to 50% of the aggregate excess, but such payment will not exceed $1.0 million (the "Holding Period Adjustment"). As of June 30, 2015, the Sellers had not terminated the Put Option in whole or in part.
The Put Option is not accounted for separately from the Shares and does not require bifurcation. The Shares are accounted for as common stock, subject to possible redemption under FASB ASC 480 Distinguishing Liabilities from Equity and are included in temporary equity in our condensed consolidated balance sheet as of June 30, 2015. The Holding Period Adjustment is accounted for as a contingent consideration asset under FASB ASC 805 Business Combinations, will be adjusted to fair value in subsequent reporting periods, and is recorded in our balance sheet at its estimated fair value under "Other assets, net" as of June 30, 2015.
In June and July 2014, we issued $230.0 million aggregate principal amount of Cash Convertible Notes. All of the Cash Convertible Notes were issued pursuant to an indenture dated June 23, 2014 (the "Indenture") by and between us and Wells Fargo Bank, National Association as the trustee. The Cash Convertible Notes were issued in a private offering and resold pursuant to Rule 144A under the Securities Act of 1933. The Cash Convertible Notes pay interest semi-annually in arrears at a rate of 2.125% per annum on June 15 and December 15 of each year, commencing on December 15, 2014, and will mature on June 15, 2019 (the "Maturity Date"). Upon conversion or maturity, the Cash Convertible Notes will be settled only in cash (including, in the case of conversion, an amount of cash representing the net value attributable to certain increases in the price of our Class A Non-voting Common Stock).
Prior to December 15, 2018, the Cash Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time prior to the close of business on the second scheduled trading day immediately preceding the Maturity Date, as described in the indenture. The Cash Convertible Notes are convertible into cash based on an initial conversion rate of 62.2471 shares of Class A Non-voting Common Stock per $1,000 principal amount of Cash Convertible Notes (equivalent to an initial conversion price of approximately $16.065 per share of our Class A Non-voting Common Stock). The conversion rate will not be adjusted for any accrued and unpaid interest.
We entered into hedges with counterparties to limit our exposure to the additional cash payments above the $230.0 million aggregate principal amount of the Cash Convertible Notes that may be due to the holders upon conversion. In separate transactions, we sold warrants with a strike price of $20.83 per share.
The Cash Convertible Notes are our unsubordinated unsecured obligations and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Cash Convertible Notes, equal in right of payment with all of our other unsecured unsubordinated indebtedness; and effectively junior to all debt or other obligations (including trade payables) of our wholly-owned subsidiaries.
As of June 30, 2015, the Cash Convertible Notes are not convertible because the conversion conditions have not been met. Accordingly, the net balance of the Cash Convertible Notes is classified as a non-current liability as of June 30, 2015.
For an additional description of the Cash Convertible Notes, the conversion terms thereof and the hedges and warrants transactions, see Note 9 (Long-term Debt and Capital Lease Obligations) to the financial statements included in "Item 8 — Financial Statements and Supplementary Data" in our Annual Report on Form 10-K for the year ended September 30, 2014.

See also "Item 7.01 — Regulation FD Disclosure — Grupo Finmart Review — Specific Risk Factors" in our Current Report on Form 8-K dated May 20, 2015 for a discussion of the possible impact on the Cash Convertible Notes of our failure to timely file our Quarterly Reports on Form 10-Q.
Off-Balance Sheet Arrangements
We issue letters of credit to enhance the creditworthiness of our credit service customers seeking unsecured consumer loans and auto title loans from unaffiliated lenders. The letters of credit assure the lenders that if borrowers default on the loans, we will pay the lenders, upon demand, the principal and accrued interest owed them by the borrowers plus any insufficient funds fees or late fees. We do not record the loans related to our credit services on our balance sheet as the loans are made by unaffiliated lenders. We do not consolidate the unaffiliated lenders’ results with our results as we do not have any ownership interest in the lenders, do not exercise control over them and do not otherwise meet the criteria for consolidation as prescribed by FASB ASC 810-10-25 regarding variable interest entities.
Our allowance for expected letter of credit losses as of June 30, 2015 was $3.2 million. At that date, our maximum exposure for losses on letters of credit, if all brokered loans defaulted and none were collected, was $20.5 million. This amount includes principal, interest and insufficient funds fees.
We have no other off-balance sheet arrangements.
Cautionary Statement Regarding Risks and Uncertainties that May Affect Future Results
This Current Report on Form 8-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that all forward-looking statements be subject to the safe harbors created by these laws. All statements, other than statements of historical facts, regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. These statements are often, but not always, made with words or phrases like "may," "should," "could," "will," "predict," "anticipate," "believe," "estimate," "expect," "intend," "plan," "projection" and similar expressions. Such statements are only predictions of the outcome and timing of future events based on our current expectations and currently available information and, accordingly, are subject to substantial risks, uncertainties and assumptions. Actual results could differ materially from those expressed in the forward-looking statements due to a number of risks and uncertainties, many of which are beyond our control. In addition, we cannot predict all of the risks and uncertainties that could cause our actual results to differ from those expressed in the forward-looking statements. Accordingly, you should not regard any forward-looking statements as a representation that the expected results will be achieved. Important risk factors that could cause results or events to differ from current expectations are identified and described in "Grupo Finmart Review — Specific Risk Factors," "Legal and Regulatory Proceedings" and "Regulatory Developments" in “Item 7.01 — Regulation FD Disclosure" of our Current Report on Form 8-K dated May 14, 2015 and in "Part I, Item 1A — Risk Factors" of our Annual Report on Form 10-K for the year ended September 30, 2014.
We specifically disclaim any responsibility to publicly update any information contained in a forward-looking statement except as required by law. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement
ITEM 2.05 — COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
On July 27, 2015, our Board of Directors, on management’s recommendation, approved a restructuring plan (the "Plan") that includes:

•	Exiting our U.S. Financial Services business ("USFS") and ceasing the employment of the employees related to that business; and

•
Streamlining our structure and operating model to improve overall efficiency and reduce costs, which includes additional store closures, consolidations and relocations; additional headcount reductions in the remaining businesses and in the corporate support center; termination of various real property leases; and write-down and write-offs of various assets no longer to be used in the business.

The Plan was proposed and approved in the context of a "transformational" change in strategy following an intensive six-month review of all Company activities. Under the new strategy, we will (a) focus on growing our core pawn operations in the U.S. and Mexico and our Grupo Finmart business in Mexico and (b) simplify our operating structure by moving from a divisional to a functional business model.

Exiting USFS Business
As part of the approved Plan, we will close our USFS business, including all payday, auto title and installment lending. We entered the unsecured consumer lending space more than 10 years ago with the introduction of payday loan products and since that time have broadened our exposure in this market with the introduction of installment loans and other unsecured lending products, as well as auto title loans.
While USFS was once a significant contributor to our profitability, regulatory change and underinvestment in the business have resulted in a sharp decline in financial performance in recent years. Net revenue has been declining, driven by a decrease in volume of loans funded, a decrease in gross yields and an increase in bad debt percentage. This decline in net revenue is further exacerbated by a change in product mix.
Contributing to the decline in financial performance is the increasingly challenging regulatory environment. The USFS business has always been subject to extensive regulation under various federal and state laws and regulations. In recent years, that regulation has intensified with the following:

•
In Texas (where a significant portion of USFS’s operating contribution is generated), major market cities have adopted municipal ordinances imposing restrictions on financial services products offered in those cities. These limitations and restrictions make the products less attractive to customers, thus lessening demand, and severely impair the financial viability of the USFS business in those cities.

•
The Consumer Financial Protection Bureau ("CFPB") has begun exercising its regulatory authority to protect consumers from practices that it perceives as unfair, deceptive or abusive. In March 2015, the CFPB published certain proposals for regulating the types of loans that USFS currently offers, including payday loans, installment loans and auto title loans. Management has determined that if those proposals are enacted as final rules in their current form (which is expected), the profitability and viability of the USFS business as it is currently being conducted would be severely adversely affected.

Against the backdrop of declining financial performance and an increasingly challenging regulatory environment, management in early 2015 launched an intensive and comprehensive strategic review and analysis of all of the Company’s businesses, including USFS. As a result of that review, management formulated, and the Board of Directors approved, a three-year strategic plan that includes immediately closing the USFS business, including all payday, auto title and installment lending. The decision to close the USFS business was based on our conclusion that scale and product mix issues, combined with the increasingly challenging regulatory environment described above, limit the competitiveness and prospects of the USFS operations.
As part of the Plan, we will close 480 USFS locations and cease the employment of approximately 1,000 employees associated with that business. We currently expect to have substantially completed the USFS exit activities by December 31, 2015.
The following table sets forth our current estimate of the major types of costs and charges associated with closing the USFS business (in millions). The ranges set forth below are only estimates, and the actual costs or charges incurred in connection with the closure of USFS could differ materially from the ranges described below.

Category of Costs or Charge	Range of Amounts
Store exit costs (a)	$5.0	-	$8.0
Employee severance and retention payments (b)	4.0	-	5.0
Asset impairment or write-down (c)	29.0	-	31.0
Total (d)	$38.0	-	$44.0

(a)	Represents the estimated costs to exit the USFS store locations, including lease termination costs, costs to restore leased premises to pre-lease condition and contract termination expenses.

(b)	Includes one-time termination benefits to be paid to affected employees, as well as retention payments to selected employees.

(c)
Includes impairment or write-down of long-lived assets (including goodwill and other intangibles), as well as additional bad debt provision in anticipation of the increased difficulty in collecting outstanding consumer loans during the closure process.

(d)	Of this amount, $9.0 million to $13.0 million will result in potential future cash expenditures.
We expect between $37.0 million and $43.0 million of these costs and charges will be recorded as an expense in the Company’s financial statements for the fourth quarter of fiscal 2015, while the remaining amount will be recognized as an expense in the first quarter of fiscal 2016.

Streamlined Structure
As part of the Plan, we will simplify our operating structure by moving from a divisional to a functional business model. We will also take other actions to improve overall efficiency and reduce costs, including additional store closures, consolidations and relocations; additional headcount reductions in the remaining businesses and in the corporate support center; termination of various real property leases; and write-downs and write-offs of various assets.
As part of the strategic review of the Company’s business described above, management observed the following:

•	The Company’s core earnings have declined significantly over time.

•	Prior decentralization initiatives have created duplication of functions across the business.

•	At the Company’s current size and scale, the current level of overhead costs, particularly corporate overhead, is unsustainable.
To address these issues, management proposed, and the Board of Directors approved, a number of initiatives designed to enhance efficiencies and reduce costs. These initiatives will include the closure of 54 underperforming locations (17 in U.S. Pawn, 9 in Empeño Fácil, 17 in TUYO and 11 in Canada) and ceasing the employment of approximately 300 employees. We currently expect to have substantially completed these initiatives by December 31, 2015.
The following table sets forth our current estimate of the major types of costs and charges associated with this part of the Plan (in millions). The ranges set forth below are only estimates, and the actual costs or charges incurred could differ materially from the ranges described below.

Category of Costs or Charge	Range of Amounts
Facilities exit costs (a)	$18.0	-	$20.0
Employee severance and retention payments (b)	1.0	-	2.0
Asset impairment or write-down (c)	18.0	-	19.0
Total (d)	$37.0	-	$41.0

(a)
Represents the estimated costs to exit the store locations described above, restore leased premises to pre-lease condition and reduce our lease commitments for other facilities. These amounts include non-cash components of $10.0 million to $11.0 million.

(b)	Includes one-time termination benefits to be paid to affected employees, as well as retention payments to selected employees.

(c)	Includes impairment or write-down of long-lived assets (including goodwill and other intangibles).

(d)	Of this amount, $9.0 million to $11.0 million will result in future cash expenditures.
We expect between $36.0 million and $40.0 million of these costs and charges will be accrued and reflected as an expense in the Company’s financial statements for the fourth quarter of fiscal 2015, while the remaining amount will be recognized as an expense in the first quarter of fiscal 2016.
On July 29, 2015, we issued a press release announcing the Plan, including the exit of the USFS business, and a copy of that press release is included as Exhibit 99.1 to this Current Report.
ITEM 2.06 — MATERIAL IMPAIRMENTS
Information required by this Item 2.06 is described in Item 2.05 above, and such description is incorporated herein by reference.
ITEM 7.01 — REGULATION FD DISCLOSURE
Nasdaq Listing
As previously disclosed, The Nasdaq Stock Market notified us on May 14, 2015 that we were no longer in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of our failure to timely file our Quarterly Report on Form 10-Q for the second quarter of fiscal 2015. On July 13, 2015, we submitted a plan to regain compliance and requested an exception to Rule 5250(c)(1) pending completion of that plan. On July 22, 2015, we received notification that the Nasdaq Staff has granted us an exception subject to the condition that, on or before November 9, 2015, we must have filed all delinquent SEC filings as required by Nasdaq’s Listing Rule 5250(c)(1). We currently believe that we will be able to regain compliance within the timeframe allowed by the exception.

Planned Acquisition
On July 29, 2015, we entered into a definitive agreement to acquire an additional 13 pawn stores in the U.S. for $12.5 million in cash. The transaction is expected to close during the fourth quarter of fiscal 2015.
Legal and Regulatory Proceedings
On July 20, 2015, Wu Winfred Huang, a purported holder of Class A Non-voting Common Stock, for himself and on behalf of other similarly situated holders of Class A Non-voting Common Stock, filed a lawsuit in the United States District Court for the Western District of Texas styled Huang v. EZCORP, Inc., et al. (Case No. 1:15-cv-608). The complaint names as defendants EZCORP, Inc., Stuart I. Grimshaw (our chief executive officer) and Mark E. Kuchenrither (our former chief financial officer) and asserts violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The complaint relates to the Company’s announcement on July 17, 2015 that it will restate the financial statements for fiscal 2014 and the first quarter of fiscal 2015, and alleges generally that the Company misrepresented the financial performance of the Grupo Finmart business. This case is in the very early stages. We cannot predict the outcome of the litigation, but we intend to defend vigorously against all allegations and claims.
Investor Presentation
In the coming weeks, the Company’s senior management will be meeting with investors and potential investors to discuss the Company’s new strategic plan (as described under Item 2.05 above). A copy of the presentation materials that management will review during these meetings has been posted in the Investor Relations section of the Company’s website at www.ezcorp.com.
ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

99.1	EZCORP, Inc. Press Release issued on July 29, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date: July 29, 2015	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	EZCORP, Inc. Press Release issued on July 29, 2015.